Exhibit 1.1

TRADEMARK LICENSE AND MARKET ENTRY SERVICES AGREEMENT

(Brand Licensing for North American Market Entry)

This Trademark License and Market Entry Services Agreement (the "Agreement") is effective this 1st day of June, 2026 (the "Effective Date") by and between Mak Don Don Inc., a Wyoming corporation (California Business Entity Number B20250197607, EIN 39-3766450) with its principal office at 505 Montgomery Street, 10th & 11th Floor, San Francisco, California, 94111 ("Licensor") and Mr Mak Food Ltd, a private limited entity engaging in food and beverages services with its principal office at Shop No 10 G/F, S-SK Sha Kok Market, Sha Kok Shopping Centre, Sha Kok Estate, Sha Tin, Hong Kong ("Licensee").

I.	BACKGROUND OF AGREEMENT

1.0   Licensor owns the "Mak Don Don" brand and trademark and operates (or plans to operate) a micro-street front takeaway concept built around live-fire wok cooking that is ready in moments. With a light-asset footprint and no dine-in space, Licensor's concept is strategically positioned along the daily paths of office workers and neighbourhood residents, delivering an urban dining paradigm that pairs peak efficiency with wok-hei soul.

1.01   Licensee is a Hong Kong-based food and beverage operator that wishes to enter the North American market under the "Mak Don Don" brand, leveraging Licensor's brand recognition, operational concept, and market entry expertise.

1.02   Licensor is willing to grant Licensee a license to use the "Mak Don Don" brand and provide market entry advisory services to assist Licensee in establishing and operating outlets in the United States under the "Mak Don Don" name, on the terms set forth herein.

II.	DEFINITIONS

2.00   "Brand" — means the "Mak Don Don" brand, including the trademarks, trade names, logos, trade dress, slogans, and all associated goodwill described in Exhibit B.

2.01   "Branded Outlets" — means any food service outlet operated by Licensee under the "Mak Don Don" brand within the Licensed Territory.

2.02   "Licensed Territory" — means North America, with initial focus on high-foot-traffic areas including the Financial District (FiDi), South of Market (SoMa), and the Mission District in San Francisco, California, and such other locations as the parties may agree in writing.

2.03   "Licensor's Concept" — means Licensor's proprietary micro-street front takeaway operating model featuring live-fire wok cooking, ready-in-moments service, light-asset footprint, no dine-in space, and the workflow, kitchen layout, equipment specifications, ingredient sourcing methods, and operational protocols unique to that model.

2.04    "Market Entry Services" — means the advisory and consultancy services described in Article V.

2.05   "Gross Profits" — means the gross revenue of all Branded Outlets in the Licensed Territory during the applicable period, less cost of goods sold calculated in accordance with generally accepted accounting principles in the United States (US GAAP), consistently applied.

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III.	TRADEMARK LICENSE

3.00 Licensor grants to Licensee a non-exclusive, non-transferable license to use the Brand in connection with the operation of Branded Outlets within the Licensed Territory during the Term.

3.01    Licensee shall display the Brand prominently at all Branded Outlets and in all related marketing materials. All such use shall be in accordance with Licensor's trademark usage guidelines as provided in writing.

3.02   Licensee acknowledges Licensor's ownership of the Brand and agrees not to challenge or interfere with Licensor's trademark rights. All goodwill arising from Licensee's use of the Brand shall inure solely to Licensor.

IV.	TERM

4.00   This Agreement shall commence on the Effective Date and continue for a period of thirty-six (36) months (the "Term"), unless earlier terminated in accordance with Article IX.

V.	MONTHLY LICENSE FEE AND MARKET ENTRY SERVICES

5.00   In consideration of the trademark license and services granted hereunder, Licensee shall pay Licensor a monthly license fee of Two Thousand United States Dollars (USD 2,000.00), payable before the 5th day of each calendar month during the Term. The first payment shall be due on the Effective Date.

5.01   Licensor shall provide Market Entry Services to assist Licensee in establishing ten (10) Branded Outlets in the Licensed Territory. Such services shall include:

(a)     consultation on site selection criteria, with emphasis on high-foot-traffic areas such as FiDi, SoMa, and the Mission District;

(b)     guidance on Licensor's Concept, including kitchen workflow design, equipment specifications, and live-fire wok cooking protocols;

(c)     recipe adaptation and portion scaling for Licensee's target market;

(d)     ingredient sourcing recommendations for equivalent local ingredients in the United States;

(e)     written operational manuals covering preparation protocols, quality control specifications, and service standards; and

(f)     up to twenty (20) hours of remote consultation during the Term, with additional consulting available at Licensor's then-current hourly rate.

5.02   The Market Entry Services are included within the monthly license fee. Additional consulting services beyond the scope of Section 5.01 may be agreed separately in writing.

5.03   As additional consideration for the license and services granted hereunder, Licensee shall provide Licensor with Asian food recipes (the "Recipes") for Licensor's use in its own business operations. Licensee shall provide a minimum of fifty (50) Recipes within thirty (30) days of the Effective Date, with a minimum of fifty (50) Recipes in total during the Term. The Recipes shall be original or properly licensed, accompanied by ingredient lists, preparation methods, and portion specifications.

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5.04   In addition to the monthly license fee, Licensee shall pay Licensor a profit share equal to twelve percent (12%) of the Gross Profits of all Branded Outlets in the Licensed Territory (the "Profit Share"). The Profit Share shall be calculated and paid quarterly within thirty (30) days after the end of each calendar quarter, accompanied by a statement of revenues and expenses certified by Licensee's managing director. Licensor shall have the right to audit Licensee's books and records pertaining to Gross Profits upon reasonable notice. The Profit Share obligation shall commence from the first full calendar quarter following the opening of the first Branded Outlet.

VI.	QUALITY AND BRAND STANDARDS

6.00   Licensee shall operate all Branded Outlets in a manner consistent with Licensor's Concept and brand standards. Licensor shall have the right, upon reasonable notice and during normal business hours, to inspect any Branded Outlet and to sample food products to verify compliance.

6.01   Licensee shall not alter Licensor's core recipes, wok-cooking methodology, or service model in any material respect without Licensor's prior written consent.

VII.	REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

7.00   Licensor represents that it has the right to grant the trademark license granted herein. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BRAND AND CONCEPT ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR SUCCESS OF LICENSEE'S BUSINESS OPERATIONS.

7.01   Licensor shall not be liable for any incidental, consequential, or special damages arising out of or in connection with this Agreement or Licensee's operation of Branded Outlets.

VIII.	INDEMNIFICATION

8.00   Licensee shall defend, indemnify, and hold Licensor harmless from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to: (a) Licensee's operation of Branded Outlets; (b) any breach of this Agreement by Licensee; or (c) any negligent or wrongful act or omission of Licensee, its employees, agents, or contractors in connection with the Branded Outlets.

8.01   Licensor shall defend, indemnify, and hold Licensee harmless from and against any claim that the Brand furnished hereunder infringes the intellectual property rights of a third party, provided that Licensee promptly notifies Licensor of such claim and cooperates in the defense.

IX.	TERMINATION

9.00   Licensee may terminate this Agreement at any time upon thirty (30) days' written notice to Licensor. Monthly fees already paid are non-refundable.

9.01   Either party may terminate this Agreement immediately upon written notice if the other party materially breaches any provision hereof and fails to cure such breach within thirty (30) days after receiving written notice specifying the breach.

9.02   Upon termination, Licensee shall immediately cease all use of the Brand and remove all signage, marketing materials, and references to the "Mak Don Don" brand from its premises and online platforms.

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X.	GOVERNING LAW

10.00   This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles. The parties submit to the exclusive jurisdiction of the courts of the State of California for any dispute arising out of or relating to this Agreement.

XI.	NOTICES

11.00   All notices under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by confirmed email, or sent by recognized overnight courier to the addresses set forth below:

Licensor:	Mak Don Don Inc.
Address:	505 Montgomery Street, 10th & 11th Floor, San Francisco, California, 94111
Email:	ceo@makdondon.com

With a copy to (which shall not constitute notice):

Licensee:	Mr Mak Food Ltd
Address:	Shop No 10 G/F, S-SK Sha Kok Market, Sha Kok Shopping Centre, Sha Kok Estate, Sha Tin, Hong Kong
Email:

XII.	MISCELLANEOUS

12.00   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations.

12.01   No amendment or modification of this Agreement shall be effective unless in writing and signed by both parties.

12.02   If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

12.03   Neither party may assign this Agreement or any rights hereunder without the prior written consent of the other party, except that Licensor may assign this Agreement to an affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets.

12.04   This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LICENSOR:	LICENSEE:

Mak Don Don Inc.	Mr Mak Food Ltd

/s/ Man Kin LAU	/s/ Tsang Shing Shing
Name: Man Kin LAU	Name: Tsang Shing Shing
Title: CEO	Title: General Manager
Date:	Date:

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Exhibit A

Initial Branded Outlet Concept and Profile

Branded Outlets operated under this Agreement shall follow Licensor's micro-street front takeaway concept with the following characteristics:

(a)	Live-fire wok cooking with ready-in-moments service;
(b)	Light-asset footprint with no dine-in space;
(c)	Strategic positioning along daily paths of office workers and neighbourhood residents;
(d)	Focus on high-foot-traffic areas including but not limited to the Financial District (FiDi), South of Market (SoMa), and the Mission District in San Francisco, California;
(e)	A limited menu of wok-cooked dishes drawing from the "Mak Don Don" recipe portfolio;
(f)	Packaging designed for takeaway and delivery.

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Exhibit B

Trademarks

The trademarks and trade names owned by Licensor and licensed hereunder include but are not limited to:

(a)	"Mak Don Don" (word mark);
(b)	"Mak Don Don" logo and design mark;
(c)	"MDD" abbreviation;
(d)	All related slogans, taglines, and trade dress associated with the Mak Don Don brand.

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Exhibit C

Asian Food Recipes

Licensee shall provide Licensor with a minimum of fifty (50) Asian food recipes, as described in Section 5.03. The recipes provided shall include the dishes provided by the Licensee to the Licensor listed herein:

No.	Dish Name
1. Stir-Fried Pork Ribs
2. Chicken with Lemon
3. Honey-Glazed Chicken with Potatoes

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4. Steamed Catfish in Black Bean Sauce
5. Braised Tofu
6. Meatloaf Stuffed with Tofu
7. Steamed Pork Ribs in Black Bean Sauce

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8. Spicy Chicken
9. Garlic Chinese Cabbage
10) Minced Pork with Green Beans

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11) Stir-Fried Celery, Bamboo Shoots, and Sliced Pork
12) Salt-and-Pepper Pork Chops
13) Tofu Puffs with Wood Ear Mushrooms and Shaoxing Cabbage
14) Spicy Chicken

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15) Garlic-Sautéed Chinese Broccoli
16) Steamed Meatloaf with Salted Egg
17) Steamed Croaker in Black Bean Sauce
18) Braised Chicken Thighs
19) Stir-Fried Celery with Chinese Yam and Wood Ear Mushrooms

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20) Pan-Fried Meat Patties
21) Spicy Cauliflower
22) Fragrant Eggplant
23) Stir-Fried Goose Intestines with Seasonal Peppers
24) Garlic-Fried Tofu Puffs with Broccoli

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25) Braised Shrimp in Soy Sauce
26) Stir-Fried Baby Bok Choy with Wood Ear Fungus and Mixed Mushrooms
27) Braised Beef Brisket with Daikon Radish
28) Steamed Chicken with Wood Ear Fungus
29) Steamed Sea Bass

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30) Garlic-Steamed Clams
31) Stir-Fried Eggs with Tri-Color Beans
32) Salt-and-Pepper Nine-Belly Fish
33) Stir-Fried Snow Peas, Wood Ear Fungus, and Mixed Vegetables

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34) Pan-Fried Steak with Barbecue Sauce
35) Braised Goose Feet with Shiitake Mushrooms
36) Barbecue-Glazed Beef Short Ribs
37) Deep-Fried Pork Intestines

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38) Fish Cakes
39) Pan-Fried Mackerel Fillets
40) Braised Pork Knuckle in Soy-Based Braising Liquid
41) Three-Cup Duck

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42) Stir-Fried Pork Ears with Tri-Color Bell Peppers
43) Braised Pork Belly with Lotus Root
44) Stir-Fried Green Squash with Sliced Mushrooms
45) Stir-Fried Pork Intestines with Black Bean and Chili Paste

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46) Shrimp in Soy Sauce Glaze
47) Stir-Fried Fish Fillets with Chili Peppers
48) Stir-Fried Crab with Kangxi Onions
49) Braised Lamb Belly with Bamboo Shoots

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50) Pan-Fried Fish Fillets
51) Spicy Boiled Fish
52) Steamed Fish Fillets
53) Steamed Egg Custard
54) Steamed Three-Color Eggs

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55) Stir-Fried Scallops in Black Bean Sauce
56) Fried Shrimp
57) Braised Chicken Wings Braised Eggs Braised Chicken Thighs
58) Pan-Fried Chicken Cutlets

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Operating Façade:

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